Exhibit 11.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

July 31, 2023

Board of Directors

ROBOT CACHE US INC.

We hereby consent to the inclusion in the Offering Circular or other documents filed under Regulation A Tier 2 on Form 1-A (or Form 1-K) of our reports dated February 21, 2023, with respect to the balance sheets of ROBOT CACHE US INC. Inc. as of December 31, 2022 and 2021 and the related statements of operations, changes in shareholders’ equity and cash flows for the calendar years ended December 31, 2022 and 2021, and the related notes to the financial statements.

/s/ IndigoSpire CPA Group
IndigoSpire CPA Group, LLC
Aurora, Colorado

July 31, 2023